As filed with the Securities and Exchange Commission on December 22, 1995

                           Registration No. 33 - 62487
 =============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                                ---------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                                ---------------
                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                             63-0949734
(State or other jurisdiction of                             (I.R.S. employer
 incorporation or organization)                           identification number)

                                ---------------
                       Highway 41 North and Cavalier Road
                             Addison, Alabama 35540
                                 (205) 747-1575
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                                Barry B. Donnell
                          719 Scott Avenue, Suite 600
                           Wichita Falls, Texas 76307
                                 (817) 723-5523
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------
                                   Copies to:
                           B. G. Minisman, Jr., Esq.
                      BERKOWITZ, LEFKOVITS, ISOM & KUSHNER
                           A Professional Corporation
                             1600 SouthTrust Tower
                           Birmingham, Alabama 35203
                                 (205) 328-0480

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               Page 1 of 55 Pages

CAVALIER HOMES, INC.

CROSS REFERENCE SHEET PURSUANT TO
ITEM 501(b) OF REGULATION S-K


Item                                              Location in Prospectus


1.  Forepart of the Registration            Forepart of the Registration
    Statement and Outside Front Cover       Statement and outside
    Page of Prospectus                      front cover page of Prospectus


2.  Inside Front and Outside Back Cover     Available Information; Incorporation
    Pages of Prospectus                     of Certain Documents by Reference;
                                            Outside back cover page of
                                            Prospectus

3.  Summary Information, Risk Factors       The Company; Risk Factors;
    and Ratio of Earnings to Fixed Charges  Outside back cover page of
                                            Prospectus

4.  Use of Proceeds                         Use of Proceeds

5.  Determination of Offering Price         Not Applicable

6.  Dilution                                Not Applicable

7.  Selling Security Holders                Not Applicable

8.  Plan of Distribution                    Outside front cover page of
                                            Prospectus; Plan of
                                            Distribution

9.  Description of Securities to be         Incorporation of Certain
    Registered                              Documents by Reference;
                                            Description of the Plan;
                                            Appendix A; Appendix C

10. Interests of Named Experts and Counsel  Not Applicable

11. Material Changes                        The Company

12. Incorporation of Certain Information    Incorporation of Certain
    by Reference                            Documents by Reference


13. Disclosure of Commission Position on    Not Applicable
    Indemnification for Securities Act
   Liabilities

                              Cavalier Homes, Inc.

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|                              included as an EDGAR                           |
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                                Exclusive Dealer
                              Stock Option Program

                                   PROSPECTUS

                              CAVALIER HOMES, INC.

                  300,000 Shares of Common Stock Issuable Upon
                  Exercise of Stock Options Granted Under the
                        Dealership Stock Option Plan of
                              Cavalier Homes, Inc.
                                    and the
                        Grants of Related Stock Options

         Cavalier Homes, Inc., a Delaware corporation (the "Company"), desires, through the grant by the Company of nonqualified stock options (the "Options"), to provide an incentive to manufactured housing dealerships to sell only manufactured homes which are produced by the Company and to sell the consumer finance contracts resulting from the sale of new manufactured homes to the Company's wholly owned finance subsidiary. Grants of such Options are to be made automatically to participating dealerships on the basis of the number of such contracts sold to such finance subsidiary. See "Description of the Plan." On September 6, 1995, the Company's Board of Directors adopted the Dealership Stock Option Plan of Cavalier Homes, Inc. (the "Plan") to provide for such grants.

         This Prospectus relates to the 300,000 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), of the Company that will be issued upon exercise of Options to be granted under the Plan to the Company's Eligible Dealerships (as defined). This Prospectus also relates to the 300,000 Options to be granted under the Plan. The Options are to be granted, and the Shares are to be issued, directly by the Company. One or more officers, directors and employees of the Company will offer participation in the Plan to Eligible Dealerships in those states in which such officers, directors and employees are permitted to make such offers. In other states, offers to participate in the Plan must be made through brokers, dealers or other persons licensed to do so by the securities regulatory authorities of such states. In such jurisdictions, participation in the Plan will be offered through such persons, including employees of the Company who have been so licensed. Neither the Company nor any of its officers, directors or employees will receive any commissions or other remuneration in connection with the offer and sale of any Shares. See "Plan of Distribution."

See "Risk Factors" for certain factors that should be considered by purchasers of the Shares offered hereby.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is December [ ], 1995

         Each Option will have an exercise price equal to the Fair Market Value (as defined) of a share of Common Stock on the date of grant and will expire no later than the third anniversary of the date of grant. Except as otherwise required by law, Options may not be transferred, assigned or hypothecated and any attempt to transfer, assign or hypothecate an Option shall cause such Option to become null and void. See "Description of the Plan."

         Generally, the Shares received upon the exercise of Options may be resold under the Securities Act of 1933, as amended (the "Securities Act"), without limitation as to either the quantity sold or the period during which such Shares were held, provided that such Shares are acquired upon exercise of Options while the registration statement of which this Prospectus is a part remains in effect under the Securities Act. See "Restrictions on Resale."

         The grant of an Option to an Eligible Dealership or its designee will not be taxable to such person. Upon the exercise of an Option, the Optionee (as defined) will recognize ordinary compensation income at the time of the exercise in an amount equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price. Because Optionees will not be employees of the Company, there will be no withholding by the Company with respect to such compensation. See "Federal Income Tax Consequences."

         The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol CAV. On December 21, 1995, the last sale price reported by the NYSE for the Common Stock was $21.00 per share.

     Grants of Options under the Plan and sales of Shares pursuant to the exercise of such Options are limited to participating Eligible Dealerships (as defined) of the Company or their designees. See "Description of the Plan."

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities with respect to which this Prospectus is issued and, if given or made, such information or representation must not be relied upon as having been authorized. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state or under any circumstances in which any such offer or solicitation would be unlawful.


         AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at the following addresses: Midwest Regional Office, Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed on the NYSE and reports, proxy statements and other information regarding the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Options and Shares offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated therein by reference. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected without charge at the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.

         This Prospectus consists of the sections and Appendices included herewith. In addition to the sections contained in the body of the Prospectus, prospective purchasers of the Shares should review (i) the terms and conditions of the Plan (Appendix A), (ii) the Dealer Participation Letter (Appendix B) and
(iii) the document entitled "Questions and Answers" (Appendix C), each of which is included herewith as part of this Prospectus.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents previously filed by the Company with the Commission (Commission File No. 1-9792) are incorporated herein by reference:

     (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

     (ii) The Company's Quarterly Reports on Form 10-Q for the Quarters ended March 31, 1995, June 30, 1995 and September 29, 1995; and

     (iii) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 9, 1987, as amended by the Company's Form 8 dated December 16, 1987, and as updated (A) in the Registration Statement on Form S-3, effective June 23, 1993 (Commission File No. 33-63060), to reflect the increase of the number of shares of authorized Common Stock from 5,000,000 shares to 15,000,000 shares and (B) by the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 2, 1994, reflecting the listing of the Common Stock on the NYSE.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference and to be a part of the Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein or contained herein shall be deemed to be modified or superseded to the extent that a statement herein or in a document subsequently incorporated by reference herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide, without charge to each person (including any beneficial owner) to whom this Prospectus is delivered, and upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such a request is to be directed to Mr. Mike Brinkley, Cavalier Homes, Inc., 719 Scott Avenue, Suite 600, P. 0. Box 5003, Wichita Falls, Texas 76307 (telephone number: (817) 723-5523).


         THE COMPANY

General Description

         The Company is a Delaware corporation incorporated in 1985, with its principal executive offices located at Highway 41 North and Cavalier Road, Addison, Alabama 35540 (telephone number: (205) 747-1575). The Company also maintains administrative offices at 719 Scott Avenue, Suite 600, Wichita Falls, Texas 76301 (telephone number: (817) 723-5523). Unless otherwise indicated by the context, references to the "Company" or to "Cavalier" include Cavalier Homes, Inc., its subsidiaries and their respective predecessors, if any.

     The Company designs and manufactures a wide range of high quality manufactured homes and markets its homes primarily in the southeastern United States, with a focus on serving the low-to medium-price manufactured housing market. During 1994, approximately 78% of the Company's revenues were generated from sales in its core markets of Alabama, North Carolina, Mississippi, South Carolina, Texas, Georgia, Louisiana and Tennessee. The Company, through seven wholly owned subsidiaries, currently operates 11 manufacturing facilities, six of which are located in Alabama, two in North Carolina, and one each in Georgia, Texas and Pennsylvania. The Company's facilities have an aggregate capacity to produce approximately 22,000 floor sections per year.

         The Company's homes are sold under the Cavalier, Pacesetter, Brigadier, Knox, Buccaneer, Challenger, Parkwood, Mansion, Olympic, Plantation, Town and Country, Astro and various other brand names. As of December 31, 1994, the Company's homes were sold through approximately 500 independent dealers (including 73 independent exclusive dealers) operating approximately 625 retail sales centers located in 32 states. The Company's homes normally include furniture and appliances and are comprised of one or more floor sections. Single-section homes range in size from 546 to 1,216 square feet and are sold at retail prices ranging from approximately $13,000 to $35,000. Multi-section homes range in size from 880 to 2,394 square feet and are sold at retail prices ranging from approximately $20,000 to $60,000.

         In 1991, the Company implemented its exclusive dealer program under which participating independent dealers sell only the Company's homes. The Company makes installment sale financing available to the retail customers of such exclusive dealers and provides such dealers with other services and support. Any corporation, partnership, proprietorship, company, firm or other business entity which (i) is engaged in the business of selling manufactured homes to the general public, (ii) sells only manufactured homes produced by the Company or an affiliate and (iii) is a party to, and is not in breach of, a Qualifying Non-Recourse Time Sales Agreement with the Company or an affiliate is referred to herein as an "Eligible Dealership."

         The Company began offering retail installment sale financing in March 1992 through Cavalier Acceptance Corporation ("CAC"), the Company's wholly owned finance subsidiary, for homes sold to qualifying retail customers of the Company's independent exclusive dealers. The Company believes that it is the one of the few major manufactured home producers in the United States offering retail consumer financing through independent dealers. Consumer installment sales contracts that are originated by the Company's independent exclusive dealers and conform to the Company's credit policies (the "Contracts") are purchased by CAC without recourse to the dealership. CAC currently offers four conventional loan programs for use by dealerships, which programs require a down payment by the consumer ranging from 0 to 20% of the purchase price in cash, trade-in value of a previously owned manufactured home or appraised value of equity in any real property pledged as collateral. Repayment terms range from 84 to 240 months, depending upon the amount financed, the amount of the down payment and the customer's creditworthiness. The loans typically are secured by a purchase money security interest in the manufactured home and, in certain instances, a mortgage on real property pledged as additional collateral. Loans purchased by CAC generally provide a fixed rate of interest with equal monthly payments. CAC currently operates in 13 states and serves all of the Company's Eligible Dealerships.

     For a more detailed description of the Company, including audited and unaudited financial information, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 29, 1995, which are incorporated herein by reference.

Recent Developments

     In December 1995, the Company received and accepted a written commitment from its primary lender to increase the amount of the Company's credit facility under a Revolving, Warehouse and Term Loan Agreement from $13 million to $23 million with a reduction in the interest rate applicable to the term loan portion of such credit facility. The term of such credit facility would also be extended to December 31, 1996. The commitment is subject to the execution and delivery of definitive documents and to other closing conditions, and there can be no assurance that such changes will be effected.


         RISK FACTORS


         In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective purchasers of the Common Stock offered hereby.

Manufactured Housing Industry

     The manufactured housing industry historically has been cyclical and seasonal and has experienced wide fluctuations in aggregate sales in the past, resulting in the failure of many manufacturing concerns. The market for manufactured homes is affected by many of the same national and regional economic and demographic factors that affect the broader housing industry. Sales in the manufactured housing industry are seasonal in nature, with sales of homes traditionally being weaker in the winter months. Historically, most sectors of the housing industry, including the manufactured housing industry, have been affected by, among other things, changes in general economic conditions, inflation, levels of consumer confidence, employment and income levels, housing demand, availability of alternative forms of housing, availability of financing and the level and stability of interest rates. The Manufactured Housing Institute ("MHI") reported that during the period from 1983 to 1991, aggregate domestic shipments of manufactured homes declined 42.1% from 295,079 homes to 170,713 homes. The Company believes that the factors responsible for the decline nationally during this period included, among other things, the economic weakness and resulting unemployment in the oil, manufacturing and mining industries, the high levels of repossessed inventory of manufactured homes, the availability of apartment and other rental housing and the severe contraction in availability of retail financing caused by the decline of the savings and loan industry. According to industry statistics, after a ten-year low in shipments of homes in 1991, the industry has recovered significantly, posting increases in shipments of 24%, 21% and 20% for 1992, 1993 and 1994, respectively, as compared to the prior year. Industry statistics for the first three quarters of 1995 indicate a continued trend in the increase of shipments, although at a slower pace than previous years. The Company attributes the upturn in the industry to increased consumer confidence, wider acceptance of manufactured housing, a reduction in the availability of alternative housing, increased availability of consumer financing and an improvement in the overall economy. However, there can be no assurance that the manufactured housing industry will continue its upward growth trend or that it will not experience future declines. There also can be no assurance that the Company will be able to sustain past levels of sales or to continue its recent sales growth or profitability.

Availability of Consumer and Dealer Financing

         Consumer and dealer financing for manufactured home purchases is generally provided by third-party lenders. The availability and cost of financing for manufactured home purchasers and dealers is important to the Company's sales and is dependent on financial institutions' lending practices, the strength of the credit markets generally, governmental policies and other conditions, all of which are beyond the Company's control. In addition, in most states, manufactured homes are classified legally and by taxing authorities as personal property rather than real estate. As a result, financing for the purchase of manufactured homes is characterized by shorter loan maturities and higher interest rates, and in certain periods such financing is more difficult to obtain than conventional home mortgages. Although the Company believes that the business of CAC ultimately may lessen the impact of these factors on the Company's business, there can be no assurance to this effect, and unfavorable changes in these factors may have a material adverse effect on the Company's results of operations or financial condition.

Finance Subsidiary's Limited Operating History

         CAC funded its first loan in March 1992. CAC purchased approximately $7.3 million of Contracts covering the Company's homes during 1994, and approximately $600,000 and $2.6 million of Contracts covering the Company's homes in 1992 and 1993, respectively. The Company establishes a reserve for losses on Contracts; however, the establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate losses realized by CAC will not exceed the Company's loss reserves and have a material adverse effect on the Company's results of operations or financial condition. Further, an expansion of the business and operations of CAC will increase the working capital requirements of the Company. In addition, although the Company will attempt to match liabilities and assets of CAC both as to term and rate to reduce loss exposure from interest rate fluctuations, there can be no assurance that interest rate fluctuations will not have a material adverse effect upon the Company's results of operations or financial condition.

         CAC's prospects for success must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered in the establishment of a new business in the highly competitive retail consumer finance industry. The success of CAC's operations will also depend to a great extent on its management. Although the Company plans to expand the operations of CAC, due to CAC's limited operating history and the cyclical nature of the manufactured housing industry, CAC's specific business plans are subject to change and refinement as the circumstances require. There can be no assurance that CAC will continue to generate sufficient revenues to maintain profitable operations. The Company cannot predict whether CAC will be able to expand successfully, or to what extent and when, if at all, CAC will be able to develop a sizeable portfolio of high quality loans.

Availability and Pricing of Raw Materials

         The Company's operating costs may be significantly affected by the availability and pricing of certain raw materials, particularly lumber, gypsum, particle board and insulation. Sudden increases in demand for these construction materials caused by natural disasters or other market forces can greatly increase the costs of materials or limit the availability of such materials. Increases in such costs cannot always be reflected immediately in the Company's prices and, consequently, may adversely impact the Company's profitability. Further, a reduction in the availability of raw materials also may affect the Company's ability to meet or maintain production requirements.

Growth Strategy

         The Company's growth strategies are to (i) expand the financing activities of CAC, (ii) develop the Company's network of Eligible Dealerships,
(iii) expand its geographic presence and increase its manufacturing capacity and
(iv) develop the production and distribution of component parts for manufactured homes. Since 1991, the Company has expanded manufacturing capacity to meet the increase in demand for its homes. If the manufactured housing industry suffers a downturn, or the Company otherwise experiences a decline in the demand or growth in demand for its homes, such a downturn or decline could result in the Company having significant excess manufacturing capacity and could have a material adverse effect on the Company's results of operations or financial condition. The Company's ability to execute its growth strategies will depend on a number of factors, including general economic and industry conditions, the ability to sell to additional independent dealers, the availability of semi-skilled workers in the areas in which the Company's manufacturing facilities are located, the ability of CAC to be competitive and other factors, many of which are beyond the control of the Company. There can be no assurance that the Company's growth strategies will be successful. Further, if the Company's growth strategies are unsuccessful, there can be no assurance that such lack of success will not have a material adverse effect on the Company's results of operations or financial condition.

Contingent Repurchase Obligations

     In accordance with customary practice in the manufactured housing industry, the Company has entered into repurchase and other recourse agreements with various financial institutions and other credit sources pursuant to which the Company has agreed, under certain circumstances, to repurchase homes sold to independent dealers in the event of a default by a dealer in its obligation to such credit sources. The risk of loss under repurchase agreements is mitigated by the fact that (i) sales of manufactured homes are spread over a relatively large number of independent dealers, (ii) the repurchase obligation expires on individual homes after a reasonable period of time (generally 12 to 18 months from invoice date) and also declines during such period based on predetermined amounts and (iii) the Company has been able in most cases to sell homes repurchased from credit sources in the ordinary course of business without incurring significant losses. As of September 29, 1995, the Company's contingent liability under these arrangements was an amount estimated to be approximately $64 million, based on historical dealer turnover of inventory. Although the Company has established, based on prior experience and current market conditions, a reserve for possible repurchase losses of $650,000 as of September 29, 1995, there can be no assurance that the ultimate losses realized by the Company will not exceed the Company's loss reserve and have a material adverse effect on the Company's results of operations or financial condition.

Competition

         The manufactured housing industry is highly competitive and characterized by low barriers to entry and severe price competition. Competition is based primarily on price, product features and quality, reputation for quality and service, depth of field inventory, delivery capabilities, warranty repair service, dealer promotions, merchandising and terms of dealer and retail consumer financing. In addition, the Company competes with other manufacturers, some of which maintain their own retail sales centers, for quality independent dealers. According to MHI, as of September 30, 1995 there were 96 companies in the United States producing manufactured homes from 283 facilities. There are numerous manufacturers that compete directly with the Company in the states where the Company's homes are sold. A number of these firms have been operating longer and have substantially greater financial resources than the Company. In addition, manufactured homes compete with other forms of low-cost housing, including site-built, prefabricated and modular homes, apartments, townhouses and condominiums. As a result of these competitive conditions, the Company may not be able to sustain past levels of sales or to continue its recent sales growth or profitability.

Reliance on Key Personnel

         The success of the Company's business is highly dependent upon the personal efforts and abilities of its current executive officers and other key personnel. The loss of the services of one or more of these individuals could have a material adverse effect upon the Company's business. The Company does not have employment or non-competition agreements with any of its executive officers. In addition, the Company's continued growth, including the expansion of CAC's business, will depend upon its ability to attract and retain additional experienced management personnel.

Dependence on Independent Dealers

         The Company depends on independent dealers for substantially all retail sales of its manufactured homes. Typically only one dealer within a given market area distributes a particular product line of the Company. While the Company believes that its relations with its independent dealers are generally good and that its network of Eligible Dealerships has contributed to the Company's recent performance, there can be no assurance that the Company will be able to maintain these relations, that these dealers will continue to sell the Company's homes or that the Company will be able to attract and retain quality independent dealers.

Potential Environmental Liability and Compliance with Regulations

         The Company's operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation, disposal and discharge of materials into the environment. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both. Furthermore, the requirements of such environmental laws and enforcement policies have generally become stricter in recent years. The Company currently does not believe it will be required under existing environmental laws and enforcement policies to expend amounts which will have a material adverse effect on its results of operations or financial condition. However, the Company is unable to make any assurance that the ultimate cost of compliance with environmental laws and enforcement policies will not have a material adverse effect on the Company's results of operation or financial condition.

Regulation

         The Company is subject to a variety of federal, state and local laws and regulations affecting the production, sale and financing of manufactured housing. The National Manufactured Home Construction and Safety Standards Act of 1974, and regulations promulgated by the U.S. Department of Housing and Urban Development ("HUD") thereunder, impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. Failure by the Company to comply with such regulations could expose the Company to a wide variety of sanctions, including closing one or more of the Company's manufacturing facilities. Certain HUD regulations with respect to structural design specifications relating to wind load capacities of manufactured housing located or sold in areas prone to hurricane-force winds became effective in July 1994. These regulations require homes sold in hurricane-prone areas to be able to withstand 110 miles per hour winds. The Company currently sells homes in locations that are subject to the HUD wind load regulations. Additional HUD regulations, which became effective in October 1994, require manufactured homes to meet certain insulation requirements related to energy efficiency levels. The Company does not believe that the increased cost associated with these regulations has had a material effect on the Company's operations to date; however, there can be no assurance that such cost will not increase significantly in the future. HUD is also reviewing the existing wind load capacity regulations for all other areas of the United States, and the Company cannot predict if additional regulations will be adopted or the effect such regulations would have on the Company or the manufactured housing industry as a whole. In addition, certain components of manufactured homes are subject to regulation by the U.S. Consumer Product Safety Commission. Further, a variety of other federal, state and local laws and regulations apply to the Company, including, but not limited to, laws and regulations relating to truth-in-lending, disclosure requirements for consumers, zoning and housing, non-discrimination, warranties and warranty claims, the protection of human health and safety and the environment and debt collection techniques, as well as laws and regulations governing credit transactions in general. There can be no assurance that the Company will not be adversely affected by a failure to comply with any laws or regulations applicable to or affecting the Company. Volatility of Stock Price

         The Company's Common Stock is traded on the NYSE. The market price of the Common Stock may be subject to significant fluctuations in response to variations in the Company's operating results and other factors affecting the Company specifically and the stock market and the manufactured housing industry generally.

No Market for Options

         The Plan provides that, except as otherwise required by law, Options may not be transferred, assigned or hypothecated after their grant and any attempt to transfer, assign or hypothecate will cause the Options to become null and void. Options may be exercised only by the Optionee (or, in certain limited circumstances, his representative) in accordance with the terms and conditions of the Plan. See "Description of the Plan." Accordingly, there will be no trading market for the Options.


         DESCRIPTION OF THE PLAN


General

         The Company desires, through the grant of Options, to provide an incentive to Eligible Dealerships to sell Contracts to CAC. Competition for the purchase of Contracts from manufactured housing dealerships among finance companies and banks is intense. Through the implementation of the Plan, the Company is seeking to provide an additional incentive for an Eligible Dealership to refer business to the Company in the form of Contracts sold to CAC. The Company believes that by providing Eligible Dealerships an opportunity to participate in the possible success and growth of the Company through the ownership of Shares acquired upon the exercise of Options, the Eligible Dealerships will possibly have an added incentive to sell Contracts to CAC. Further, the Eligible Dealerships' interests will, by virtue of the ownership of Options and Shares, be more closely aligned with the interests of the Company and its shareholders. However, because the Options will have an exercise price equal to the Fair Market Value (as defined) of the Common Stock, there can be no assurance that the holders of Options will realize any benefits from the ownership of the Options.

         The statements in this Prospectus concerning the terms and provisions of the Plan are summaries and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Plan which is included herewith as Appendix A. Reference is also made to the Dealer Participation Letter, included herewith as Appendix B, and to "Questions and Answers," included herewith as Appendix C.

         The Plan is not a qualified deferred compensation plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         Participants under the Plan may obtain additional information regarding the Plan and its administration from Mr. Mike Brinkley, Cavalier Homes, Inc., 719 Scott Avenue, Suite 600, P. 0. Box 5003, Wichita Falls, Texas 76307 (telephone number: (817) 723-5523).

Purpose of the Plan

         The purpose of the Plan is to provide an incentive to manufactured housing dealerships to become Eligible Dealerships and to sell Contracts to CAC. In furtherance of this purpose, the Plan authorizes the granting of Options to participating Eligible Dealerships or their designees, based upon the number of Contracts sold by such Eligible Dealerships to CAC.

Number of Shares Subject to the Plan

         Subject to adjustments as described elsewhere herein, a maximum of 300,000 Shares are subject to the Plan and such number of Shares has been reserved by the Company for such purpose. The Shares subject to the Plan may consist of unissued Shares or previously issued Shares reacquired and held by the Company as treasury shares. Should any Option expire, terminate or be canceled or surrendered prior to its exercise, the Share subject to such Option may again be the subject of an Option granted under the Plan.

Adjustments

         In the event of any stock dividend, stock split-up, combination or exchange of shares of Common Stock, appropriate adjustments shall be made to (i) the number of Shares reserved under the Plan; (ii) the number of outstanding Options; and (iii) the exercise price of each outstanding Option; provided, however, that the number of Options to be granted for each Contract sold to CAC pursuant to Section 5(a) of the Plan is not subject to any such adjustment. No adjustment is to be made upon the issuance of shares of the Company's capital stock, or securities convertible into the Company's capital stock, either in connection with a direct sale or upon the exercise of rights to subscribe therefor or upon the conversion of shares or obligations of the Company convertible into such shares or other securities.

         In the event of a merger, consolidation or other reorganization of the Company under the terms of which the Company is not the surviving corporation, but the surviving corporation elects to assume an Option, the respective Agreement (as defined) and the Plan, each Optionee will be entitled to receive, upon the exercise of such Option, with respect to each Share issuable upon exercise of such Option, the number of shares of stock of the surviving corporation (or equity interest in any other entity) and any other notes, evidences of indebtedness or other property that the Optionee would have received in connection with such merger, consolidation or other reorganization had the Option been exercised with respect to such Share immediately prior to the merger, consolidation or other reorganization.

Eligibility

         Any corporation, partnership, proprietorship, company, limited liability company, firm or other business entity which (i) is engaged in the business of selling manufactured homes to the general public, (ii) sells only manufactured homes produced by the Company or an affiliate and (ii) is a party to, and is not in breach of, a Qualifying Non-Recourse Time Sales Agreement with the Company or an affiliate, is an Eligible Dealership under the Plan.

Administration

         The Plan is to be administered by an officer of the Company (the "Plan Administrator") who is designated as such by the Board of Directors of the Company. The Plan Administrator has the authority, in his sole and absolute discretion, to (i) adopt, amend and rescind administrative and interpretive rules and regulations relating to the Plan, (ii) determine the terms and provisions of the respective Agreements which need not be identical but which are not to be inconsistent with the Plan, (iii) construe the terms of any written agreement between the Company and an Optionee which evidences Options granted under the Plan (an "Agreement"), (iv) as provided in the Plan, upon certain events to make appropriate adjustments to the exercise price of each Option, the number of outstanding Options and the number of Shares reserved under the Plan and (v) make all other determinations and perform all other acts necessary or advisable for administering the Plan including the delegation of such ministerial acts and responsibilities as the Plan Administrator deems appropriate. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Agreement in the manner and to the extent he deems expedient to carry it into effect. The Plan Administrator is to be the sole and final judge of such expediency. The Plan Administrator is to have full discretion to make all determinations on the matters referred to above and such determinations are to be final, binding and conclusive.

Grant of Options

         Subject to Section 5(d) of the Plan, on the last day of each calendar quarter, the Company is to grant to each party which was a participating Eligible Dealership on such day one hundred (100) Options for each Contract which such Eligible Dealership sold to CAC during such calendar quarter. Notwithstanding the foregoing, all or any number of the Options which would otherwise be granted to the Eligible Dealership will be granted to persons designated by such Eligible Dealership as reflected in its most recent Dealer Participation Letter then on file with the Company on such day. Reference is made to the Dealer Participation Letter, the form of which is included herewith as Appendix B. A party to whom or which an Option is to be granted pursuant to the Plan shall not be deemed to have become an Optionee and shall have no rights with respect to such Options unless and until such party has executed and delivered an Agreement to the Plan Administrator.

         The Plan provides that the term "calendar quarter" means the period from September 11, 1995 to December 31, 1995 or the effective date of the Registration Statement, whichever is later, and each period of time ending on each March 31, June 30, September 30 and December 31 thereafter.

         For purposes of grants under the Plan, a Contract will be deemed to have been sold by an Eligible Dealership to CAC on the date on which CAC pays the Eligible Dealership all or a portion of the price of the manufactured home which is the subject of the Contract. In the event of any dispute concerning the date on which a Contract is sold by the Eligible Dealership to CAC, the same shall be determined by CAC in its sole discretion.

         It should be noted that nothing contained in the Plan obligates CAC to purchase any Contracts from any Eligible Dealership or interferes with the Company's right to terminate the Qualifying Non-Recourse Time Sales Agreement between the Company and an Eligible Dealership regardless of the effect of such termination upon the Options held by such Eligible Dealership or the Optionees designated by such Eligible Dealership.

         If the aggregate number of Options which are to be granted on the last day of a calendar quarter exceeds the number of Shares then available for grants under the Plan, then the number of Options which are to be granted to each Optionee who or which is to be granted Options on such day shall be the product of (i) the number of Shares then available and (ii) a fraction, the numerator of which shall be the number of Options which would otherwise be granted to such Optionee under the Plan and the denominator of which shall be the aggregate number of Options which would otherwise be granted to all Optionees under the Plan.

Type of Options

         All Options granted under the Plan will be nonqualified stock options and will not be entitled to the tax treatment of incentive stock options as defined in Section 422 of the Code.

Agreements

         Each Option is to be evidenced by an Agreement that is to contain such terms as determined by the Plan Administrator and that are not inconsistent with the Plan or applicable law. A form of Agreement is contained as an exhibit in the Registration Statement on Form S-3 (which includes this Prospectus) filed with the Commission under the Securities Act.

Exercise Price

         The exercise price per Share of any Option is the Fair Market Value of the Share as of the date on which such Option was granted or, if such date is not a business day, on the business day immediately preceding such date. "Fair Market Value" means, with respect to a Share as of any date, (i) if the Shares are listed on a national securities exchange on such date, the closing sales price of a Share on such exchange on such date or, if no Shares are traded on such date, the closing sales price of a Share on the most recent date on which any Shares were traded; or (ii) if the Shares are not so listed on such date, the value of a Share on such date determined pursuant to any fair and reasonable means prescribed by the Plan Administrator.

Exercise of Options and Payment

         Subject to the provisions of the Plan, an Optionee may exercise his Options only upon the terms set forth in the Agreement pursuant to which such Options were granted to him. An Option may be exercised only (i) by the Optionee to whom it was granted; (ii) during the 90-day period following the death of an Optionee, by the legal representative of his estate; or (iii) in the event of the termination of an Eligible Dealership by reason of the permanent and total disability of an Optionee, during the 90-day period following the determination of such disability, by such Optionee or his legal representative.

         An Option shall be deemed to have been  exercised when the Optionee has
(i) delivered written notice of such exercise to the Company in accordance with the applicable provisions of the Agreement and (ii) paid the full amount of the exercise price of the Option to the Company. The exercise price of each Option is to be paid in cash, by certified or cashier's check or money order or, in the discretion of the Plan Administrator, by personal check. The exercise price may be paid directly by the Optionee or his personal representative or by a registered broker-dealer for the account of an Optionee. See the "Questions and Answers" included herewith as Appendix C for a description of such a transaction involving a registered broker-dealer.

         In order to assure compliance with the securities laws, during any time that the Registration Statement is not effective, the Plan Administrator may require such evidence as he may deem necessary to establish that the Shares are being purchased for investment and not with a view to, or for sale in connection with, a distribution (as that term is defined under the Securities Act). If this Prospectus is not then part of an effective registration statement, the Plan Administrator may further require legends on the certificates representing the Shares, which legends will reflect the fact that the Shares cannot be sold or transferred absent an effective registration statement or an exemption from such registration.

         As a condition to the transfer of a certificate representing Shares, the Plan Administrator may obtain such agreements or undertakings, if any, as he may deem necessary or advisable to assure compliance with any provision of the Plan or any law or regulation.

         An Optionee will not become, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Shares purchasable upon the exercise of any Options unless and until a certificate representing such Shares has been issued by the Company to the Optionee.

Termination or Cancellation of Options

         All Options granted under the Plan will terminate automatically on the third anniversary of the date on which such Options were granted. In addition, Options will terminate on the date on which the Optionee (or the Eligible Dealership which designated the Optionee pursuant to its Dealer Participation Letter) ceases to be an Eligible Dealership for any reason whatsoever.

         The Plan Administrator, in his sole discretion, may, by giving written notice to an Optionee, terminate any Option which remains unexercised on the date (the "Termination Date") of the consummation of any of the following transactions: (i) any transaction (including a series of transactions occurring within 60 days or occurring pursuant to a plan) that results in the shareholders of the Company immediately before such transaction owning less than 51% of (x) the voting stock of the Company or (y) any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; (ii) a merger, consolidation, reorganization, liquidation or dissolution which the Company does not survive; or (iii) a sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company. Such notice is to be given to an Optionee at least 30 days prior to the Termination Date; however, if such transaction is not consummated, any such notice given with respect to such transaction will be of no effect.

Transferability

         Options may not be transferred, assigned or hypothecated after their grant, except as otherwise required by law, and any attempt to transfer, assign or hypothecate will cause the Option to become null and void.



Term of the Plan

         The Plan became effective on the date on which it was adopted by the Board of Directors and shall terminate on the tenth anniversary of such effective date.

Amendment or Termination

         The Company's Board of Directors may amend, modify or terminate the Plan at any time and in any respect. Except with regard to the cancellation of an Option upon the consummation of a Termination Event where the Optionee's consent is not required, the Board of Directors may not amend, modify or terminate an outstanding Option without the Optionee's consent if such amendment, modification or termination materially impairs such outstanding Option.

Indemnification

         The Plan provides that neither the members of the Board of Directors of the Company nor any Plan Administrator is to be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option granted under it. The members of the Board of Directors and the Plan Administrator are entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit (provided such settlement is approved by independent legal counsel selected by the Company) and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors, and officers, liability or similar insurance coverage that may from time to time be in effect.

Relationship With Dealers

         Neither the existence of the Plan nor the grant of Options pursuant thereto or the issuance of Shares pursuant to the exercise of such Options will constitute any Eligible Dealership or Optionee as an agent or employee of the Company or CAC. Nothing contained in the Plan is intended to confer upon any Eligible Dealership the right to represent itself as the agent of the Company or CAC for any purpose whatsoever.

Listing

     The Company will apply for, and expects to obtain, listing of the Shares on the NYSE.


         FEDERAL INCOME TAX CONSEQUENCES


General

     The federal tax information set forth below is based upon present federal income tax laws and thus is subject to change when such laws change. Moreover, this summary of tax consequences, which is not based upon an opinion of legal counsel, attempts to paraphrase only the general rules and is not intended to be a complete description of all tax effects resulting from participation in the Plan.

Grant of Options

         The grant of an Option will not be taxable to the Optionee.

Exercise of Option

         Generally, upon the exercise of an Option, an Optionee will recognize ordinary compensation income at the time of the exercise in an amount equal to the excess of the then fair market value of the Share received over the exercise price. Since Optionees will not be employees of the Company, there will be no withholding by the Company with respect to such amount.

Sale of Shares After Exercise

         When Shares received upon the exercise of Options are subsequently sold or exchanged in a taxable transaction, the Optionee generally will recognize capital gain (or loss) in the amount by which the amount realized exceeds (or is less than) the fair market value of the Shares on the date the Options were exercised. Such capital gain or loss will be long-term or short-term depending upon the Optionee's holding period following the exercise of the Options.

Tax Consequences to the Company

         The Company will not be entitled to a deduction for federal income tax purposes for the granting of any Option. The Company will generally be entitled to a deduction for federal income tax purposes when an Optionee exercises an Option, with such deduction being in the same amount as the ordinary income realized by the Optionee.

Individual Tax Consultation

         In addition to the federal income tax consequences described above, the acquisition, ownership or disposition of an Option or a Share acquired upon the exercise of an Option may have tax consequences under various state or foreign laws that may be applicable to certain Optionees. Since these tax consequences, as well as the federal income tax consequences described above, may vary from Optionee to Optionee depending upon the particular facts and circumstances involved, each Optionee should consult its own tax advisor with respect to the federal income tax consequences of the grant or exercise of an Option, and also with respect to any tax consequences under applicable state or foreign law.


         USE OF PROCEEDS


         The Company intends to use the proceeds from the sale of Shares to be issued upon the exercise of Options for general corporate purposes.


         PLAN OF DISTRIBUTION


         The Options are to be granted and the Shares are to be sold upon the exercise thereof by the Company in its capacity as the issuer thereof. One or more officers, directors and employees of the Company will offer participation in the Plan to Eligible Dealerships in those states in which such officers, directors and employees are permitted to make such offers. In other states, offers to participate in the Plan must be made through brokers, dealers or other persons licensed to do so by the securities regulatory authorities of such states. In such jurisdictions, participation in the Plan will be offered through such persons, including employees of the Company who have been so licensed. Neither the Company nor any of its officers, directors or employees will receive any commissions or other remuneration in connection with the offer and sale of any Shares.

         Each Eligible Dealership which receives a copy of this Prospectus, and which desires to participate in the Plan, will be asked to complete and execute the Dealer Participation Letter, included herewith as Appendix B. Only those Eligible Dealerships which return properly completed and executed Dealer
Participation Letters will be eligible for grants of Options. Dealer Participation Letters will not be accepted, however, prior to the effective date of the Registration Statement. Pursuant to the Dealer Participation Letter, each such Eligible Dealership will, among other things, (i) acknowledge receipt of the Prospectus, (ii) agree to be bound by all of the terms and conditions of the Plan and (iii) designate one or more persons (if any) to receive grants of all or a portion of the Options to be granted to the Eligible Dealership, if the Eligible Dealership itself is not to be the Optionee. Any Options to be granted under the Plan will be granted in the name of the Eligible Dealership unless a different Option recipient is designated pursuant to the Dealer Participation Letter.


         RESTRICTIONS ON RESALE


         Shares acquired upon exercise of Options may be sold only in compliance with the registration requirements of the Securities Act and applicable state securities laws or exemptions therefrom. The Company has filed with the Commission the Registration Statement registering under the Securities Act the issuance of the Options and the sale of the Shares issuable upon the exercise of Options. Consequently, under the federal securities laws, persons not deemed to be affiliates of the Company within the meaning of the Securities Act and applicable regulations promulgated thereunder by the Commission may exercise Options and resell Shares under the Securities Act without limitation as to either the quantity sold or the period during which such Shares were held, provided such Shares are acquired upon exercise of an Option while the Registration Statement is in effect.

         Persons who are "affiliates" of the Company may resell Shares under the Securities Act only (i) in accordance with the provisions of Rule 144 of the Securities Act promulgated by the Commission (exclusive of the two-year holding period if such Shares are acquired upon exercise of an Option while the Registration Statement covering the issuance of such Shares is in effect) or some other exemption from registration under the Securities Act, or (ii) pursuant to an applicable current and effective registration statement under the Securities Act. As of the date of this Prospectus, there is no registration statement that registers sales of Shares by affiliates of the Company.

         An affiliate of the Company, as defined in Rule 405 promulgated by the Commission, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. The determination of whether a person is an affiliate of the Company is primarily a factual one based upon whether he possesses, directly or indirectly, individually or in concert with others, the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting stock, by executive position, by membership on the Company's Board of Directors, by contract or otherwise. Therefore, each Optionee should consult its legal counsel concerning whether it is an affiliate of the Company and the attendant restrictions on the resale of Shares under the Securities Act.

         LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon by Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, 1600 SouthTrust Tower, Birmingham, Alabama 35203.


         EXPERTS


         The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         APPENDIX A

         DEALERSHIP STOCK OPTION PLAN

         TABLE OF CONTENTS


         SECTION 1         PURPOSE                                        A-3

         SECTION 2         DEFINITIONS                                    A-3

         SECTION 3         SHARES SUBJECT TO PLAN                         A-4

         SECTION 4         ADMINISTRATION OF PLAN                         A-4

         SECTION 5         GRANT OF OPTIONS                               A-5

         SECTION 6         EXERCISE OF OPTIONS                            A-6

         SECTION 7         TERMINATION OF OPTIONS                         A-7

         SECTION 8         ADJUSTMENTS                                    A-8

         SECTION 9         AMENDMENT OR TERMINATION OF PLAN               A-9

         SECTION 10        MISCELLANEOUS                                  A-9

         SECTION 11        EFFECTIVE DATE AND TERMINATION DATE           A-11

                          DEALERSHIP STOCK OPTION PLAN
                                       OF
                              CAVALIER HOMES, INC.


SECTION 1 - PURPOSE.

The purpose of the Dealership Stock Option Plan of Cavalier Homes, Inc. (the "Plan") is to provide an incentive to manufactured housing dealerships to agree to sell only manufactured homes which are produced by the Company and to sell the Contracts resulting from such sales to CAC.

SECTION 2 - DEFINITIONS.

As used herein, the following terms shall have the following meanings:

(a) "Agreement": The written agreement between the Company and an Optionee which evidences Options granted to the Optionee pursuant to this Plan.

(b) "Business Day": If the Shares are traded on a national securities exchange, any day on which such exchange is open or, if the Shares are not traded on a national securities exchange, any day on which commercial banks in the City of New York are open.

(c) "Board": The Board of Directors of the Company.

(d) "CAC": Cavalier Acceptance Corporation, an Alabama corporation.

(e) "Calendar Quarters": The period of time beginning on September 11, 1995 and ending on December 31, 1995 or the effective date of the registration statement relating to the Options and Shares hereunder, whichever is later, and each period of time ending on each March 31, June 30, September 30 and December 31 thereafter.

(f) "Company": Cavalier Homes, Inc., a Delaware corporation.

(g) "Eligible Dealership": Any corporation, partnership, proprietorship, company, limited liability company, firm or other business entity which (1) is engaged in the business of selling manufactured homes to the general public, (2) sells only manufactured homes produced by the Company or an affiliate and (3) is a party to, and is not in breach of, a Qualifying Non-Recourse Time Sales Agreement with the Company or an affiliate.

(h) "Exercise Price": The price for which one Share may be purchased from the Company upon the exercise of an Option which shall be the Fair Market Value of the Share as of the date on which such Option was granted or, if such date is not a Business Day, on the Business Day immediately preceding such date.

(i)  "Fair Market Value":         With respect to a Share as of any date:

         (1) if the Shares are listed on a national securities exchange on such date, the closing sales price of a Share on such exchange on such date, or, if no Shares are traded on such date, the closing sales price of a Share on the most recent date on which any Shares were traded; or

         (2) if the Shares are not so listed on such date, the value of a Share on such date determined pursuant to any fair and reasonable means prescribed by the Plan Administrator.

(j) "Option": The right to purchase one Share from the Company for a price equal to the Fair Market Value of such Share on the date such Option is granted and upon the terms and conditions of this Plan and the Agreement pursuant to which such Option is granted.

(k) "Optionees":  The parties to whom Options have been granted under this Plan.

(l) "Plan Administrator": The person or persons administering this Plan as determined pursuant to Section 4(a).

(m) "Shares": The shares of the ten cent ($0.10) par value common stock of the Company.

SECTION 3  -  SHARES SUBJECT TO PLAN.

Subject to adjustments as provided in Section 9 hereof, a maximum of three hundred thousand (300,000) Shares shall be subject to this Plan. The Shares subject to this Plan shall consist of unissued Shares or previously issued Shares reacquired and held by the Company. Should any Option expire, terminate or be canceled or surrendered prior to its exercise, the Share subject to such Option may again be the subject of an Option granted under this Plan.

SECTION 4  -  ADMINISTRATION OF PLAN.

(a) Designation. This Plan shall be administered by any officer of the Company designated by the Board.

(b) Authority. The Plan Administrator shall have the authority, in his sole and absolute discretion, to (1) adopt, amend and rescind administrative and interpretive rules and regulations relating to this Plan, (2) determine the terms and provisions of the respective Agreements which need not be identical but which shall not be inconsistent with this Plan, (3) construe the terms of any Agreement and this Plan, (4) as provided in Section 8, upon certain events to make appropriate adjustments to the Exercise Price of each Option, the number of outstanding Options and the number of Shares subject to this Plan and (5) make all other determinations and perform all other acts necessary or advisable for administering this Plan including the delegation of such ministerial acts and responsibilities as the Plan Administrator deems appropriate. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent he shall deem expedient to carry it into effect and shall be the sole and final judge of such expediency. The Plan Administrator shall have full discretion to make all determinations on the matters referred to in this subsection and such determinations shall be final, binding and conclusive.

SECTION 5  -  GRANT OF OPTIONS.

(a) Number of Options Based on Contracts Sold. Subject to Section 5(d), on the last day of each Calendar Quarter, the Company shall grant to each party which was an Eligible Dealership on such day one hundred (100) Options for each Contract (as defined below) which such Eligible Dealership sold to CAC after the effective date of this Plan described in Section 11 and during such Calendar Quarter. Notwithstanding the foregoing, however, all or any number of the Options which would otherwise be granted to an Eligible Dealership on the last day of a Calendar Quarter shall be granted to one or more other parties designated by such Eligible Dealership on the most recent form provided by the Plan Administrator for such purpose and on file with the Company on such day. Notwithstanding anything to the contrary contained herein, a party to whom or which an Option is to be granted pursuant to this Plan shall not be deemed to have become an Optionee and shall have no rights with respect to such Options unless and until such party shall have executed and delivered an Agreement to the Plan Administrator. (b) Definition of Contract. For purposes of this Section, the term "Contract" shall mean a written agreement between an Eligible Dealership and another party which evidences an installment sale by such Eligible Dealership to such other party of a new manufactured home which was produced by the Company.

(c) Determination of Date of Sale of Contract. For purposes of this Section, a Contract shall be deemed to have been sold by an Eligible Dealership to CAC on the date on which Acceptance pays the Eligible Dealership all or a portion of the price of the manufactured home which is the subject of the Contract. In the event of any dispute concerning the date on which a Contract is sold by the Eligible Dealership to CAC, the same shall be determined by CAC in its sole discretion.

(d) Insufficient  Shares. If the aggregate number of Options which,  pursuant to
Section 5(a), are to be granted on the last day of a Calendar Quarter exceed the number of Shares then available pursuant to Section 3, then, notwithstanding the provisions of Section 5(a), the number of Options which shall be granted to each Optionee who or which is to be granted Options on such day shall be the product of:

         (1) the number of Shares then available pursuant to Section 3; and

         (2) a fraction, the numerator of which shall be the number of Options which would otherwise be granted to such Optionee pursuant to Section 5(a) and the denominator of which shall be the aggregate number of Options which would otherwise be granted to all of such Optionees pursuant to Section 5(a).

(e) Nonqualified Options. All Options granted under the Plan shall be nonqualified stock options and none of such options shall be incentive stock options as defined in section 422 of the Internal Revenue Code of 1986, as amended.

(f) Nonassignability. Except as otherwise required by law, an Optionee may not transfer, assign or hypothecate any of his or its Options and any attempt to transfer, assign or hypothecate any such Option shall cause such Option to become null and void.

SECTION 6  -  EXERCISE OF OPTIONS

(a) Terms of Exercise. Subject to the provisions of this Plan, an Optionee may exercise his Options only upon the terms determined by the Plan Administrator and set forth in the Agreement which evidences such Options. An Option may be exercised only (i) by the Optionee to whom it was granted; (ii) during the ninety (90) day period following the death of an Optionee, by the legal representative of his estate; or (iii) in the event of the termination of an Eligible Dealership by reason of the permanent and total disability of an Optionee, during the ninety (90) day period following the determination of such disability, by such Optionee or his legal representative.

(b) Date of Exercise. An Option may be exercised at any time on or after the date on which it is granted and prior to the date on which it is terminated pursuant to Section 7. An Option shall be deemed to have been exercised when the Optionee has:

         (1) delivered written notice of such exercise to the Company in accordance with the applicable provisions of the Agreement between the Company and the Optionee; and

         (2) paid the full amount of the Exercise Price of the Option to the Company.

(c) Payment of Exercise Price. The Exercise Price of each Option shall be paid in cash, by certified or cashier's check or money order or, in the discretion of the Plan Administrator, by personal check. The Exercise Price may be paid directly by the Optionee or his representative, or by a registered broker-dealer for the account of the Optionee.

(d) Required Representations from Optionee. As a condition to the issuance of Shares upon the exercise of Options, the Plan Administrator may require the Optionee to make any agreement which the Plan Administrator may deem necessary or advisable to assure compliance with the provisions of this Plan and any law or regulation including, but not limited to, a representation and warranty by the Optionee to the Company that:

         (1) at the time his Options are exercised, he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

         (2) the Optionee shall be bound by any legends which, in the opinion of the Plan Administrator, are necessary or appropriate to comply with the provisions of any securities law deemed by the Plan Administrator to be applicable to the issuance of the Shares and are endorsed upon the certificates representing the Shares.

(e) Effect of Exercise of Options. An Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Share purchasable upon the exercise of any Option unless and until a certificate representing such Share shall have been issued by the Company to the Optionee.

SECTION 7  -  TERMINATION OF OPTIONS.

(a) Automatic Termination. An Option shall terminate on the third (3rd) anniversary of the date on which such Option was granted.

(b) Termination Upon Cessation of Eligible Dealership Status. An Option shall terminate on the date on which the Optionee (or the Eligible Dealership which designated the Optionee) ceases to be an Eligible Dealership for any reason whatsoever.

(c) Termination Upon Occurrence of Certain Events. The Plan Administrator, in its sole discretion, may, by giving written notice to an Optionee, terminate any Option which remains unexercised on the date (the "Termination Date") of the consummation of any of the following transactions:

         (1) any transaction (including a series of transactions occurring within 60 days or occurring pursuant to a plan) the result of which is that the shareholders of the Company immediately before such transaction cease to own at least 51% of (x) the voting stock of the Company or (y) any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

         (2) a   merger ,   consolidation,   reorganization,   liquidation    or
dissolution  which the  Company  does not survive; or

         (3)  a  sale,   lease,   exchange  or  other   disposition  of  all  or
substantially all the property and assets of the Company.

Such notice shall be given to an Optionee at least thirty (30) days prior to the Termination Date; provided, however, that if such transaction is not consummated, any such notice given with respect to such transaction shall be of no effect.

SECTION 8 - ADJUSTMENTS.
(a) Adjustments by Plan Administrator. If at any time there shall be an increase or decrease in the number of issued and outstanding Shares, through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then appropriate proportional adjustments shall be made to (1) the number of outstanding Options, (2) the Exercise Price of the outstanding Options and (3) the number of Shares subject to this Plan; provided, however, that no adjustment shall be made to the number of Options to be granted under Section 5(a) hereof. In the event of a dispute concerning such adjustment, the Plan Administrator has full discretion to determine the resolution of such dispute. Such determination shall be final, binding and conclusive.

(b) Assumption by Successor. In the event of a merger, consolidation or other reorganization of the Company under the terms of which the Company is not the surviving corporation, but the surviving corporation elects to assume an Option, the respective Agreement and this Plan, the Optionee shall be entitled to receive, upon the exercise of such Option, with respect to each Share issuable upon exercise of such Option, the number of shares of stock of the surviving corporation (or equity interest in any other entity) and any other notes, evidences of indebtedness or other property that Optionee would have received in connection with such merger, consolidation or other reorganization had it exercised the Option with respect to such Share immediately prior to such merger, consolidation or other reorganization.

(c) Effect of Issuance of Securities. Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or the outstanding Options granted under this Plan.

(d) No Restrictions on Company. Without limiting the generality of the foregoing, the existence of outstanding Options shall not affect in any manner the right or power of the Company to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, (2) any merger or consolidation of the Company, (3) any issuance by the Company of debt securities or preferred or preference stock that would rank above the Shares subject to outstanding Options, (4) the dissolution or liquidation of the Company (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 9  -  AMENDMENT OR TERMINATION OF PLAN.

The Board may amend or terminate this Plan at any time and in any respect.

SECTION 10 - MISCELLANEOUS.

(a) Effect of Applicable Laws, Etc. This Plan, the granting and exercise of Options hereunder and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b) Indemnification. Neither the members of the Board nor any Plan Administrator shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option granted under it. The members of the Board and the Plan Administrator shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit (provided such settlement is approved by independent legal counsel selected by the Company) and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors, and officers, liability or similar insurance coverage that may from time to time be in effect.

(c) Effect of Payment or Issuance. Any issuance or transfer of Shares to an Optionee in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims of such person under this Plan. The Plan Administrator may require any Optionee, as a condition precedent to such issuance or transfer of Shares, to execute a release and receipt for such issuance or transfer of Shares in such form as it shall determine.

(d) Company Records and Information. The records of the Company shall be conclusive for all purposes under the Plan, unless determined by the Plan Administrator to be incorrect. The Company shall, upon request or as may be specifically required under this Plan, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Plan Administrator to perform its duties and functions under this Plan.

(e) Action of Company. Any action required of the Company relating to this Plan shall be by resolution of the Board or act of the Plan Administrator.

(f) Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, but such provision shall be fully severable, and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan.

(g) Notice. Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or next day delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance with this subsection or, if by courier, twenty-four (24) hours after it is sent, addressed as described in this subsection. The Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices. Until changed in accordance with the Plan, the Company and each Optionee shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the Shares to which such notice relates. Any person entitled to notice under this Plan may waive such notice.

(h) Binding Effect. The Plan shall be binding upon the Optionees, their successors and permitted assigns and upon the Company, its successors and assigns.

(i) Section Headings. The headings of the Sections of this Plan are included for convenience of reference only and are not to be considered in construction of the provisions of this Plan.

(j) Governing Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Alabama except to the extent Alabama law is preempted by federal law or the corporate law of the state of the Company's incorporation. Questions arising with respect to the provisions of an Agreement that are matters of contract law shall be governed by the laws of the state specified in the Agreement, except to the extent preempted by federal law and except to the extent that the corporate law where the Company is incorporated conflicts with the contract law of such state, in which event such corporate law shall govern. The obligation of the Company to sell and deliver Shares under this Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

(k) Number and Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

(l) Relationship with Dealers. Neither the existence of this Plan, the grant of Options pursuant hereto nor the issuance of Shares pursuant to the exercise of such Options shall constitute any Eligible Dealership or Optionee as an agent of the Company or CAC. Nothing contained herein shall confer upon any Eligible Dealership the right to represent itself as the agent of the Company or CAC for any purpose whatsoever. Nothing contained herein shall obligate CAC to purchase any Contracts from any Eligible Dealership or interfere with the Company's right to terminate the Qualifying Non-Recourse Time Sales Agreement between the Company and an Eligible Dealership regardless of the effect of such termination upon the Options held by such Eligible Dealership or the Optionees designated by such Eligible Dealership.

SECTION 11 -  EFFECTIVE DATE AND TERMINATION DATE.

This Plan shall become effective on the date on which it is approved by the Board and shall terminate on the tenth (10th) anniversary of said effective date.

         APPENDIX B

         DEALER PARTICIPATION LETTER

                          DEALER PARTICIPATION LETTER


         The undersigned, individually and on behalf of the dealership(s) listed below, acknowledges and agrees that the undersigned has received a Prospectus related to the Exclusive Dealer Stock Option Program of Cavalier Homes, Inc., that the undersigned has reviewed the copies of the Prospectus and understands all provisions therein and agrees to be bound by all terms and conditions of the Program. After reviewing the Prospectus, the undersigned desires that his/her dealership be eligible for options to be granted pursuant to the terms of the Program. This Program does not constitute or designate any Eligible Dealer as an agent of the Company or CAC, and nothing herein shall be interpreted to confer upon any Eligible Dealer the right to hold himself as an agent of the Company or CAC for any purpose whatsoever. The undersigned also agrees that any options issued under the Program will be issued to the name of the dealership as optionee unless a different option recipient is designated below.

         The undersigned represents that he/she has full authority to execute this Dealer Participation Letter, either as an agent of the dealership or dealer principal(s) or otherwise, and that he/she has full authority to designate the person(s) or entity(ies) to receive option grants under the Program. The undersigned acknowledges and agrees that Cavalier Homes, Inc. may verify the information contained herein, including the representations contained in the immediately preceding sentence.


Signature:_________________________________   Date:___________________________

Print Name:_______________________________   Title:___________________________

Title:____________________________________    Phone:__________________________


Dealership(s) Participating in the Exclusive Dealer Stock Option Program of Cavalier Homes, Inc.:

------------------------------------    -------------------------------------

------------------------------------     ------------------------------------

------------------------------------     ------------------------------------

(If more than one dealership are under common control and ownership, all such dealerships may be aggregated for purposes of participating in the Program.)

Designation of Option Recipient(s) ( if other than Dealership):
Please provide name, title, address, social security number (or federal tax ID) and percentage of option grants to be received by each recipient (the total must equal 100%). Each option recipient designated below, if any, must have received a copy of the Prospectus prior to receiving option grants under the Program.

Recipient No. 1;

Name:________________________________________________________________________
Address:_____________________________________________________________________
     =====================================================================
Title:_______________________________________________________________________
S.S. # or Federal Tax ID #:__________________________________________________
Percentage of Options Granted to be received by this Recipient:______________

Recipient No. 2;

Name:_______________________________________________________________________
Address:____________________________________________________________________
     =====================================================================
Title:_______________________________________________________________________
S.S.#  or Federal Tax ID#:___________________________________________________
Percentage of Options Granted to be received by this Recipient:______________

Recipient No. 3;

Name:_______________________________________________________________________
Address:____________________________________________________________________
     =====================================================================
Title:_______________________________________________________________________
S.S.#  or Federal Tax ID#:___________________________________________________
Percentage of Options Granted to be received by this Recipient:______________

Note: The designation of the option recipient(s) may be changed at any time by providing Cavalier Homes, Inc. with a supplemental Dealer Participation Letter Completed, dated and signed by an authorized representative of the dealership and/or the dealer principal(s). Option Grants, if any, will be made to the recipient(s) as indicated on the last Dealer Participation Letter received by Cavalier Homes, Inc. before the date of grant or, if no designation has been received by Cavalier, options will have no vested right to receive option grants until such time as the options are actually granted pursuant to the terms of the Program.

         APPENDIX C

         QUESTIONS AND ANSWERS

                                  Taking Stock

     Cavalier has launched a new era in dealer principal relations ... and a new opportunity for you to build your personal net worth. Our new Exclusive Dealer Stock Option Program awards you options to acquire Cavalier Homes, Inc. stock in years to come, but at today's prices. The options cost you nothing, and you are not required to exercise them.

     You simply earn stock options based on your quarterly contract volume. Most importantly, these options are offered in addition to profits already earned on the sale of the home. This program ensures that every home you deliver, delivers for you when CAC provides the financing.

                             Questions and Answers

Q.  How do I become eligible to participate in this Program?

     A. Any dealership that has been approved by Cavalier Acceptance Corporation with the execution of the Qualifying Non-Recourse Time Sales Agreement is eligible to participate in the Program. Your local Cavalier Sales Manager can furnish you with additional information on this Program and get you started.

Q.   Does it cost anything to participate?

     A. There is no cost for you to participate in the Program. We are offering the Program to provide an additional incentive for you to sell us Contracts. The benefits that you can derive from the Program are in addition to the normal terms under which we would otherwise purchase Contracts from you.



Q.  What are stock options?

     A. The stock options granted under this Program give you the right to buy a specified number of shares of Cavalier Homes, Inc. at a fixed price. This fixed price is set on the day the option is granted to you and does not change throughout the term of your option.

     The stock options involve no risk and no financial obligation for you. You can make money on your stock options if the price of Cavalier's stock increases while you hold your options. If the price of Cavalier's stock does not increase, you do not have to exercise your options, and they will simply expire.

     Let's go through an example. Under the Program, let's assume that you are granted options to buy 1,000 shares of Cavalier stock at $14 per share. If the price of Cavalier stock later increases to $20, you would have a gain of $6,000. If the price of Cavalier stock does not increase, your options would have no value, and you would not exercise them.

[GRAPHIC OMITTED]
     You can easily track the value of the stock options you receive. Cavalier is traded on the New York Stock Exchange under the symbol "CAV." Most local newspapers provide daily prices for New York Stock Exchange listed companies, including Cavalier Homes, Inc.

Q.  When will I get my stock options?

     A. Stock options will be awarded to participating dealerships in a stock option grant at the end of each calendar quarter in which you sell us Contracts.

Q.  How many stock options will I receive?

     A. The amount of grants will be determined at the end of each calendar quarter according to the number of Contracts that you sell us in such quarter.

Q.  How do I  exercise my option?
[GRAPHIC OMITTED]

     A. You may exercise your stock options at any time up to three years after the original date of grant. If you do not exercise an option within three years after the date of the grant, it will expire. To exercise an option, you must provide us written notice accompanied by full payment of the exercise price for the Cavalier Homes, Inc. stock which you will obtain in exchange for surrender of the option. You will then be issued a stock certificate representing your ownership of Cavalier Homes, Inc. stock. You may hold those shares of stock for as long as you wish.

[GRAPHIC OMITTED]
     If you do not want to pay the exercise price in cash and hold your Cavalier Homes, Inc. stock as described above, many brokerage firms have available "cashless" exercise programs. Under such programs, these firms will tender the cash exercise price for your options directly to us on your behalf, immediately sell the Cavalier stock obtained upon exercise of your options, and then pay to you the difference between the sales price of the stock and the exercise price of your options, less any commissions and other transaction costs.


                       Example of Cashless Stock Exercise

If you were previously granted options for 1,000 shares with an exercise price of $14 and Cavalier stock was currently selling at $20, you could profit through a cashless exercise program as follows:

          Broker sells Cavalier stock obtained from
                  option exercise (1,000 x $20.00)                     $20,000

            Broker pays exercise price to us (1,000 x $14.00)          (14,000)
                                                                       --------

           Cash to you from Broker. excluding transaction costs        $  6,000
                                                                       ========

Cavalier would be pleased to provide you with referrals to stock brokerage firms having cashless exercise programs.

Q.  How many options will I receive?

     A. The amount of grants will be determined at the end of each calendar quarter according to the number of Contracts that you sell us in such quarter.


Q.  What could my stock options be worth?

     A. Cavalier hopes that your stock options will be worth a lot of money to you in the future. If the price of Cavalier's common stock increases, you will realize a profit along with Cavalier's shareholders, management and employees. We all have the same interest in Cavalier's success.


Q. What would make the price of  Cavalier stock increase?

     A. There are numerous factors which determine the price for Cavalier's stock. Many of these factors such as the condition of the general economy, are outside our control. Other factors, including the level of our profitability can be influenced by Cavalier's management, employees, dealership network, and customers.

     As part of the Cavalier dealership network, you can enhance our profitability as well as yours by selling us more contracts. We hope that increased profitability will lead to a higher stock price for Cavalier in the future.

     Below is a chart illustrating how much money your stock options could be worth. The chart assumes that you were awarded options with an exercise price of $14.00 and Cavalier's stock increased in value at rates ranging from 25% to 100% over the three-year term of the options.


Number       Value if Cavalier Homes, Inc. Stock Increases
of Options   25%          50%       75%          100%
   1,000   $ 3,500    $ 7,000    $  10,500   $ 14,000
   2,000   $ 7,000    $14,000    $  21,000   $ 28,000
   5,000   $17,500    $35,000    $  52,500   $ 70,000
  10,000   $35,000    $70,000    $ 105,000   $140,000

     Since we cannot predict the future, we have used projected values which may or may not resemble future results. Remember, however, that you have not assumed any risk or financial obligations. If the price of Cavalier stock does not increase, the stock options will have no value and they will expire.


Q.  What are the Federal Income Tax consequences of the Plan?

     A. The grant of a stock option will not be taxable to you for Federal Income Tax purposes.

     When you exercise a stock option, you will recognize ordinary income at the time of exercise in an amount equal to the difference between the then current price of the shares you obtain and the exercise price of such shares.

     If you subsequently sell any shares of Cavalier common stock which you received upon exercise of options, you will recognize a capital gain or loss in an amount equal to the difference between the amount you realize upon sale of such stock and the price of the shares at the time of exercise.

     You should consult with your tax advisor regarding the specific tax consequences of this Program since the particular facts and circumstances may vary by individual.

Q.  Who gets the stock option in my Dealership?

     A. You may designate any entity or individual to receive the stock option. You may also allocate an award between several entities or individuals. Options may be received by you, your dealership, your general manager, your salesman or others. It is your decision. You designate in writing the name in which Cavalier should grant the options. You may change this designation any time as to future grants. However, once granted, options are not transferable or assignable.

Q.  What if I have more than one dealership?

     A. All of the Contracts that you sell us from dealerships that you have in a calendar quarter can be aggregated for purposes of applying the formula for determining the number of stock options to be awarded. At the present time, Cavalier is not licensed in all 50 states. In order for a contract to be eligible, we must be properly licensed to do business within the state.


Q.  Can Cavalier take my options away?

     A. Options previously granted generally cannot be cancelled. However, they are cancelable upon cessation of being an exclusive Cavalier dealer. There are no credit performance requirements or other conditions associated with an option grant. You will normally have the right to exercise the stock option at any time prior to its expiration after three years.

We do reserve the right to cancel this Program at any time as to future grants.


Q.  How do I keep track of my options?

     A. We will provide you an Option Agreement evidencing the terms and conditions of the stock options within a reasonable period of time following the date of the grant.

     Shortly after the end of each calendar quarter, we will also send you a Participant Statement which will summarize the number and terms of your current stock option holdings.

                                     NOTICE

     In certain states, Cavalier Homes, Inc. is not legally authorized to solicit or accept offers of participation in the Exclusive Dealer Stock Option Program. In those states, solicitation of offers to participate in this Program will be made by and through a broker-dealer licensed to engage in such solicitations.

     This brochure contains highlights of the Exclusive Dealer Stock Option Program of Cavalier Homes, Inc. and does not purport to be complete. For a complete description of the Program, please review the accompanying Prospectus covering the Program and the Dealership Stock Options. A copy of the Program is also available and should be reviewed. In the event of any discrepancy between this information and the information contained in the official Program documents, the official Program documents shall govern in all cases.

     This Program does not constitute or designate any Eligible Dealer as an agent of the Company or CAC, and nothing herein shall be interpreted to confer upon any Eligible Dealer the right to hold himself as an agent of the Company or CAC for any purpose

                       YOUR INVITATION TO SHARED SUCCESS

         Cavalier's Independent Exclusive Dealers are invited to participate in a unique stock option program. Growing Our Business Together has always been the foremost goal of Cavalier and its Exclusive Dealer Network.

         Have you ever asked yourself, "How can I make more profit from the same sale?" If you have, we think we have the answer for you.

         For every contract purchasing a new Cavalier home which is funded by Cavalier Acceptance Corporation "CAC", you (or your designee) will receive an option to purchase 100 shares of Cavalier Homes, Inc., good for three years.

         The number of contacts purchased from your exclusive dealership by CAC will be totalled at the end of each calendar quarter. The number of shares you (or your designee) will receive an option to purchase will equal the number of contracts purchased by CAC times 100. The price will be the closing price on the last trading day of the calendar quarter and you may exercise your options at any time during the next three years!

         Our founders bring to Cavalier the tradition and heritage of not only manufactured home sales, but also manufactured home financing. We at Cavalier have a common bond with our independent exclusive dealers. To ensure that we share today's rewards and survive tomorrow's challenges, we offer the innovative concept of Growing Our Business Together, a concept coupling the strength of relationship marketing and the realities of today's highly competitive financial environment.

         Our Stock Option Program awards our exclusive dealers options to acquire stock in Cavalier Homes, Inc., at prices set the day the options are granted. Now it is possible for you to actually earn money without having any money invested. Each contract CAC purchases helps the selling dealer qualify for Cavalier stock options, extending the dealer's potential earnings well into the future. This program should establish stronger dealerships and reward special financial partner relationships. We know CAC offers the best

         SERVICE
               *   Immediate response time
               *   Buyer accessibility
               *   Willingness to Negotiate
               *   Expedient funding checks

         PRICING
               *   Consistent competitive pricing
               *   Competitive dealer advance checks


         QUALITY
               *   Consistency in credit decisions
               *   Good industry reputation
               *   Strong administrative office support

         PROGRAMS
               *0% down payment            $50,000 max. loan          12 years
               *5% or more  down payment   $75,000 max. loan          25 years
               *Land-in-Lieu               $75,000 max. loan          25 years
               *Seven year                 $75,000 max. loan lower interest rate

HERE'S WHAT CAC OFFERS
         SERVICE

          As soon as your customer's application arrives at CAC, we become your partner in special financing. We immediately begin working on the deal. Decisions come back to you quickly, often within just a few hours. Our credit buyers are always available to answer questions or negotiate with you to close the deal quickly and smoothly.

         PRICING

         CAC offers competitive financing programs, individualized for various levels of credit risk. For the dealer, CAC offers more than competitive pricing, CAC benefits include speedy process and our unique Exclusive Dealer Stock Option Program. Our common stock is traded on the New York Stock Exchange (Symbol CAV).

         QUALITY

         To initiate a transaction, simply fax a completed application to CAC. Your fax is delivered to the credit buyer, and with state-of-the-art data processing, we provide rapid responses to your applications. Our systems capture the key information needed to make quick decisions on the credit worthiness of your applicant. We fax credit decisions right to your office and are available to discuss our response and to close the deal. Most of the time decisions are made within four hours or less, but always within a 24-hour period.

         PROGRAMS

         Programs are the product of a joint effort in which all elements of consumer finance--from capital formation to consumer credit approval--link together in one continuum. We operate this way to provide consistency in our programs and our financing criteria.

TAKING THE PARTNERSHIP ONE STEP FURTHER

         We at Cavalier continually monitor our business and any changing patterns in manufactured housing sales and the financing industry, allowing us to remain competitive and profitable for our shareholders and our dealers.

         Our Exclusive Dealer Stock Option Program is a bonus--our way of saying "thank you" for your business and to encourage you to send even more. It is a way of sharing the success you help to create.

         This program does not constitute or designate any Eligible Dealer as an agent of the Company or CAC, and nothing herein shall be interpreted to confer upon any Eligible Dealer the right to hold himself as an agent of the Company or CAC for any purpose whatsoever.

         To receive more information about our Exclusive Dealer Stock Option Program, contact CAC at 1-800-844-4845.

SHARED SUCCESS:
THE EXCLUSIVE DEALER STOCK OPTION PROGRAM

         Dealers simply earn stock options based on the volume of contracts sold to CAC. Most importantly, these options are offered in addition to the profits already earned through CAC! When CAC provides the financing, every deal your dealership delivers returns potential future income to the dealer.

         The options may be granted to the dealership, to one or more dealer principals, dealership employees or to other persons designated by dealer principals.

         To learn more, simply contact CAC at 1-800-844-4845.

                                    DISCOVER
                           HOW TO BUY CAVALIER STOCK

                           TOMORROW AT TODAY'S PRICES

     Cavalier's Exclusive Dealer Stock Option Program awards options to dealers to acquire Cavalier Homes, Inc. stock in the future, but at prices set on the date the options are granted.

*  Options cost nothing.  No requirement to exercise them.
*  Options based on quarterly contract volume.
* Options offered in addition to profits already earned on the sale of the home.
*  Every CAC deal means potential future income to the exclusive dealer.
* Options may be granted to the dealership, the dealer principal or employees of the dealership.

For more details on this innovative program, simply call CAC at 1-800-844-4845.

No dealer,  salesman or any other  person has been
authorized to give any  information or to make any
representations  , other than those  contained  in
this Prospectus, and, if given or made, such other
information or representations  must not be relied
upon as having  been  authorized  by the  Company.
This  Prospectus  does not  constitute an offer or
solicitation  (i) by  anyone in any state in which
such offer or solicitation  is not authorized,  or
in  which   the   person   making   the  offer  or
solicitation is not qualified to do so, or (ii) to
any  person  to whom it is  unlawful  to make such
offer  or  solicitation.   The  delivery  of  this
Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                                                     CAVALIER HOMES, INC.

                                                  Common Stock Issuable Upon
                                                   Exercise of Stock Options
                                                 Granted Under the Dealership
                                                 Stock Option Plan of Cavalier
                                                          Homes, Inc.
                                                            and the
                                                 Grant of Related Stock Options

                                                       -----------------
TABLE OF CONTENTS                                        300,000 Shares
                                   Page
                                                         $0.10 Par Value
Available Information                2                 -----------------
Incorporation of Certain
  Documents by Reference             3
The Company                          4
Risk Factors                         5
Description of the Plan              9
Federal Income Tax Consequences     14
Use of Proceeds                     15
Plan of Distribution                15                    PROSPECTUS
Restrictions on Resale              16
Legal Matters                       17                December [ ], 1995
Experts                             17
Appendices
  A. Dealership Stock Option Plan  A-1
  B. Dealer Participation Letter   B-1
  C. Questions and Answers         C-1

         PART II

         INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the distribution of the securities being registered. All amounts shown are estimates except the Commission registration fee.

                  Item                                     Amount

                  SEC Registration fee                    $ 1,561
                  Printing expenses                         1,000
                  Legal fees and expenses                  12,500
                  Accounting fees and expenses              1,000
                  Blue Sky fees and expenses                2,500
                  Miscellaneous                             1,439
                                                           ------
                  Total                                   $20,000
                                                           ======

Item 15. Indemnification of Directors and Officers

         (a) Article VII of the By-laws of the Registrant provides for indemnification of directors and officers, in certain instances. The provisions of said Article are as follows:

         SECTION 1. Indemnification in Actions Arising Out of Capacity as Officer, Director, Employee or Agent. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         SECTION 2. Indemnification in Actions by or in Right of Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         SECTION 3. Indemnification When Successful on Merits or Otherwise. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VII, or in defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         SECTION 4. Determination of Meeting Applicable Standard. Any indemnification under Sections I and 2 of this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections I and 2 of this Article VII. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

         SECTION 5. Payment of Expenses in Advance of Disposition of Action. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article VII. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         SECTION 6. Nonexclusivity of Article. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided by this Article VII shall not be exclusive of any powers, rights, agreements or undertakings which may be legally permissible or authorized by or under any applicable law but, notwithstanding any other provisions of this Article VII, the indemnification authorized and provided by this Article VII shall be applicable only to the extent that such indemnification shall not duplicate indemnity or reimbursement which such person has received or shall receive otherwise than under this Article VII.

         SECTION 7. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII or otherwise.

         SECTION 8. Constituent Corporations. For purposes of this Article VII, references to "the corporation" shall include, in addition to this corporation, any constituent corporation (including any constituent of a constituent) absorbed by this corporation in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         SECTION 9. Definitions. For purposes of this Article VII, the phrases "other enterprises," "fines," "serving at the request of the corporation" and "not opposed to the best interests of the corporation" shall, in addition to the normal meanings of said phrases, be deemed to include the meanings ascribed to said phrases in Section 145(i) of the General Corporation Law of the State of Delaware or any successor provision thereto.

         (b) In addition to the foregoing provisions of the Registrant's By-laws, directors, officers and controlling persons of the Registrant may be indemnified by the Registrant pursuant to the provisions of Section 145 of the Delaware General Corporation Law.

         (c) The  Registrant  maintains   officers'   and  directors'  liability
insurance.


Item 16. Exhibits

         The following is a list of all exhibits filed as a part of this Registration Statement, including those which are incorporated herein by reference.

Exhibit  Description

  4(a) Articles four, six, seven and eight of the Registrant's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)*

  4(b) Article II, Sections 1 through 11; Article III, Sections I and 2; Article IV, Sections 1 and 2; Article VI, Sections 1 through 6; Article VIII, Sections 1 through 3; Article IX,
                  Section I of the Registrant's By-Laws (incorporated by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)*

  4(c)            Dealership Stock Option Plan of Cavalier Homes, Inc.***

  4(d)            Form of Dealership Stock Option Agreement***

  4(e)            Form of Dealer Participation Letter***

  5               Opinion of Berkowitz, Lefkovits,Isom & Kushner, A Professional
                  Corporation**

  23(a)           Consent of Deloitte & Touche LLP **

  23(b)           Consent   of    Berkowitz,   Lefkovits,   Isom  &  Kushner,  A
                  Professional  Corporation  (included  in Exhibit 5)**




         *    Incorporated herein by reference as indicated.
         **   Filed herewith.
         ***  Previously filed.

Item 17.          Undertakings


         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on December 22, 1995.

                                       CAVALIER HOMES, INC.


                                       By: /s/ Jerry F. Wilson
                                          --------------------------
                                          Jerry F. Wilson
                                          President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons, in the capacities and on the dates indicated.

Name                       Title                                  Date


/s/ Barry B. Donnell
---------------------      Chairman of the Board              December 22, 1995
Barry B. Donnell           and Director


/s/ Jerry F. Wilson
---------------------      President, Chief Executive         December 22, 1995
Jerry F. Wilson            Officer and Director
                           (Principal executive officer)


/s/ David A. Roberson
---------------------      Secretary-Treasurer and Chief      December 22, 1995
David A. Roberson          Financial Officer
                           (Principal financial and
                           accounting officer)


/s/ Thomas A. Broughton, III
---------------------      Director                           December 22, 1995
Thomas A. Broughton, III


/s/ John W Lowe
---------------------      Director                           December 22, 1995
John W Lowe



/s/ Lee Roy Jordan
---------------------      Director                           December 22, 1995
Lee Roy Jordan




EXHIBIT INDEX


Exhibit           Description       Page

5                          Opinion of Berkowitz, Lefkovits, Isom & Kushner,
                           A Professional Corporation

23(a)                      Consent of Deloitte & Touche LLP

23(b)                      Consent of Berkowitz, Lefkovits, Isom & Kushner,
                           A Professional Corporation (included in Exhibit 5)